Filed Pursuant to Rule 424(b)(5)

Registration No. 333-165689

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.500% Senior Notes due 2022	$500,000,000	99.306%	$496,530,000	$56,902.34

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

Prospectus supplement

(To prospectus dated March 25, 2010)

Fifth Third Bancorp

$500,000,000

3.500% Senior Notes due 2022

Interest payable March 15 and September 15

Issue Price: 99.306%

The notes will mature on March 15, 2022. Interest will accrue from March 7, 2012. The notes will be unsecured senior obligations of Fifth Third Bancorp. The notes are not subject to repayment at the option of the holders at any time prior to maturity. We may redeem the notes, in whole or in part, on or after the date that is 30 days prior to the maturity date at a redemption price equal to 100% of the principal amount of the notes to be redeemed. There is no sinking fund for the notes. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

See “Risk factors” beginning on page S-5 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to public	Underwriting Discounts	Proceeds to us

Per Note	99.306%	0.450%	98.856%
Total	$496,530,000	$2,250,000	$494,280,000

The price to the public set forth above does not include accrued interest, if any. Interest on the notes will accrue from March 7, 2012.

Our notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes will be made to investors on or about March 7, 2012.

Joint Book-Running Managers

Deutsche Bank Securities	J.P. Morgan	Morgan Stanley

Senior Co-Managers

Fifth Third Securities, Inc.	Credit Suisse

Co-Managers

Jefferies	RBC Capital Markets	RBS

The date of this prospectus supplement is March 2, 2012

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer of, or an invitation on our behalf or on behalf of the underwriters to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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About this prospectus supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where you can find more information” in this prospectus supplement.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Fifth Third Bancorp,” “Fifth Third,” “we,” “us,” “our” or similar references mean Fifth Third Bancorp and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

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Where you can find more information

Fifth Third files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Shareholders may read and copy reports, proxy statements and other information filed by Fifth Third at the SEC’s public reference rooms at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Fifth Third’s reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC’s website located at http://www.sec.gov.

Documents filed by Fifth Third with the SEC also may be inspected at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” into the prospectus and this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of the prospectus and this prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in the prospectus, this prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in the prospectus and this prospectus supplement and information incorporated by reference into the prospectus and this prospectus supplement, you should rely on the information that was filed later.

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2011;
•	Current Reports on Form 8-K filed on January 5, 2012 and on January 24, 2012 and a Current Report on Form 8K/A filed on February 28, 2012;
•	Preliminary Proxy Statement on Schedule PRE14A for the year ended December 31, 2011; and
•	Proxy Statement on Schedule 14A dated March 10, 2011.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Paul L. Reynolds

Executive Vice President, Chief Risk Officer and Secretary

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

MD10AT76

Cincinnati, OH 45263

(800) 972-3030

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Forward-looking statements

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and the prospectus contain or incorporate statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus supplement or the documents incorporated by reference herein, including the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (“FASB”) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”); (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties from the separation of Vantiv Holding, LLC, formerly Fifth Third Processing Solutions, LLC, from Fifth Third; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (22) ability to

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secure confidential information through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the SEC for further information on other factors which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where you can find more information.”

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Summary

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the notes. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk factors” section and the documents incorporated by reference, which are described under “Where you can find more information”.

Fifth Third Bancorp

Fifth Third Bancorp is an Ohio corporation and a diversified financial services company headquartered in Cincinnati, Ohio. At December 31, 2011, Fifth Third operated 15 affiliates with 1,316 full-service Banking Centers, including 104 Bank Mart® locations open seven days a week inside select grocery stores and 2,425 ATMs in 12 states throughout the Midwestern and Southeastern regions of the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending and Investment Advisors. Fifth Third also has a 49% interest in Vantiv Holding, LLC, formerly Fifth Third Processing Solutions, LLC.

At December 31, 2011, Fifth Third had consolidated total assets of $117 billion and had $282 billion in assets under care, of which it managed $24 billion for individuals, corporations and not-for-profit organizations.

If you would like to know more about us, see our documents incorporated by reference in this prospectus supplement as described under the heading “Where you can find more information.”

Fifth Third’s principal executive office is: Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, telephone number: (800) 972-3030.

The offering

The 3.500% Senior Notes due 2022 (the “notes”) will be issued under Fifth Third Bancorp’s senior indenture, as modified by the second supplemental indenture, as described in this prospectus supplement in the “Description of the notes” section.

The specific terms of this series of notes will be as follows:

Title	3.500% Senior Notes due 2022.

Total principal amount being issued	$500,000,000.

Denominations	$2,000 and integral multiples of $1,000 in excess of $2,000.

Issue date	March 7, 2012.

Maturity date	March 15, 2022.

Interest rate	3.500% per annum.

Day count convention	Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Date interest starts accruing	March 7, 2012.

Interest payment dates	Every March 15 and September 15, commencing on September 15, 2012. If any interest payment date, redemption date or the maturity date of the notes falls on a day which is not a business day, the related payment of principal of or interest on the notes will be made on the next day which is a business day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be.

Business day	Any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in the City of New York.

First interest payment date	September 15, 2012.

Regular record dates for interest	Every March 1 and September 1 (whether or not a business day) preceding the related interest payment date.

Form of notes	The notes will be issued as global securities, and may be withdrawn from the depositary only in the limited situations described in this prospectus supplement.

Name of depositary	The Depository Trust Company (“DTC”).

Trading in DTC	Indirect holders that trade their beneficial interests in the global securities through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds.

Redemption	The notes are not subject to repayment at the option of the holders prior to the maturity date. Fifth Third Bancorp may redeem the notes, in whole or in part, on or after the date that is 30 days prior to the maturity date at a redemption price equal to 100% of the principal amount of the notes to be redeemed. See “Description of the notes—Optional redemption.”

Sinking fund	There is no sinking fund.

Defeasance	Fifth Third Bancorp may choose to terminate some or all of its obligations under the notes as described under “Description of the notes—Defeasance and discharge.”

Trustee	Fifth Third Bancorp will issue the notes under a senior indenture dated April 30, 2008, as modified by a second supplemental indenture to be dated March 7, 2012 with Wilmington Trust Company, as trustee, (the “indenture”). Wilmington Trust Company also acts as trustee with respect to our junior subordinated indenture dated as of March 23, 2003 and notes issued thereunder and may from time to time serve as trustee under other indentures. If an event of default under the notes occurs, the trustee may be considered to have a conflicting interest with respect to the notes and other notes for purposes of the Trust Indenture Act of 1939, as amended. In that case, the trustee may be required to resign as trustee under the indenture and Fifth Third Bancorp would be required to appoint a successor trustee.

Ranking	The notes will be senior unsecured indebtedness of Fifth Third Bancorp and rank equally with our other senior unsecured indebtedness and will be effectively subordinated to our secured indebtedness and indebtedness of our subsidiaries. At December 31, 2011, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $91.5 billion.

Issuance of additional notes	Fifth Third Bancorp may, from time to time, without notice to or consent of the existing holders of the notes, issue additional notes of the same series under the indenture having the same terms as the notes in all respects, except for the issue date, the issue price and the initial interest payment date; provided that such additional notes are fungible for U.S. federal income tax purposes with the notes offered hereby.

Risk factors	An investment in the notes is subject to risks. Please refer to “Risk factors” beginning on page S-5 of this prospectus supplement and in the “Risk factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2011, as well as other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in the notes.

Conflicts of interest	Fifth Third Securities, Inc. is an affiliate of ours. Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) imposes certain requirements on a FINRA member participating in the public offering of securities of an issuer that controls, is controlled by, or is under common control with, the FINRA member. Fifth Third Securities, Inc. has advised us that it will not sell any of our notes to a discretionary account unless it has received specific written approval from the account in accordance with Rule 5121.

Risk factors

In considering whether to invest in the notes, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in the notes involves risk. Please see the “Risk factors” section in Fifth Third’s most recent Annual Report on Form 10-K, which are incorporated by reference herein, as updated by our future filings with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this document. Risks and uncertainties not presently known to Fifth Third or that Fifth Third currently deems immaterial may also impair its business operations, its financial results and the value of the notes.

Risks relating to the notes

The notes are subordinated to Fifth Third Bancorp’s secured debt, deposits and other obligations.

The notes will be subordinate to all secured indebtedness Fifth Third Bancorp may incur, to the extent of the assets securing such indebtedness. In the event of any distribution to creditors of Fifth Third Bancorp:

•	in a liquidation or dissolution of Fifth Third Bancorp,

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Fifth Third Bancorp or its property,

•	in an assignment for the benefit of creditors, or

•	in any marshalling of Fifth Third Bancorp’s assets and liabilities,

Fifth Third Bancorp’s creditors, other than those with debt ranking equal with or junior to the notes, will be entitled to receive payment in full of all obligations due to them before the holders of notes will be entitled to receive any payment with respect to the notes.

The notes are structurally subordinated to all liabilities of Fifth Third Bancorp’s subsidiaries.

The notes are structurally subordinated to all liabilities of Fifth Third Bancorp’s subsidiaries, including without limitation, subsidiary indebtedness for borrowed money, deposits, and trade payables. None of Fifth Third Bancorp’s subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Fifth Third Bancorp’s right to receive assets from any of its subsidiaries upon its liquidation or reorganization, and the right of the holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if Fifth Third Bancorp were a creditor of any of its subsidiaries, its rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Fifth Third Bancorp. Furthermore, none of Fifth Third Bancorp’s subsidiaries is under any obligation to make payments to Fifth Third Bancorp, and any payments to Fifth Third Bancorp would depend on the earnings or financial condition of its subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit Fifth Third Bancorp’s subsidiaries’ ability to pay dividends or make distributions, loans or advances to Fifth Third Bancorp. For these reasons, Fifth Third Bancorp may not have access to any assets or cash flows of its subsidiaries to make payments on the notes.

The notes do not contain any limitations on the amount of debt and other obligations that Fifth Third may incur that may rank pari passu to the notes.

The notes do not contain any limitation on the amount of debt or other obligations which rank pari passu with the notes that may hereafter be issued by Fifth Third. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or insurer.

An active trading market may not develop for the notes.

There is no existing market for the notes and there can be no assurance that significant trading for the notes will develop or that holders of notes will be able to sell their notes. Although Fifth Third Bancorp has been advised that the underwriters intend to make a market in the notes, the underwriters are not obligated to do so and may discontinue market making at any time. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

Risks related to economic and market conditions

Weakness in the economy and in the real estate market, including specific weakness within Fifth Third’s geographic footprint, has adversely affected Fifth Third and may continue to adversely affect Fifth Third.

If the strength of the U.S. economy in general and the strength of the local economies in which Fifth Third conducts operations declines or does not improve in a reasonable time frame, this could result in, among other things, a deterioration in credit quality or a reduced demand for credit, including a resultant effect on Fifth Third’s loan portfolio and allowance for loan and lease losses and in the receipt of lower proceeds from the sale of loans and foreclosed properties. A significant portion of Fifth Third’s residential mortgage and commercial real estate loan portfolios are comprised of borrowers in Michigan, Northern Ohio and Florida, which markets have been particularly adversely affected by job losses, declines in real estate value, declines in home sale volumes, and declines in new home building. These factors could result in higher delinquencies, greater charge-offs and increased losses on the sale of foreclosed real estate in future periods, which could materially adversely affect Fifth Third’s financial condition and results of operations.

Changes in interest rates could affect Fifth Third’s income and cash flows.

Fifth Third’s income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors that are beyond Fifth Third’s control, including general economic conditions and the policies of various governmental and regulatory agencies (in particular, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”)). Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the prepayment speed of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits or other sources of funding. The impact of these changes may be magnified if Fifth Third does not effectively manage the relative sensitivity of its assets and liabilities to changes in market interest rates. Fluctuations in these areas may adversely affect Fifth Third and its shareholders.

Changes and trends in the capital markets may affect Fifth Third’s income and cash flows.

Fifth Third enters into and maintains trading and investment positions in the capital markets on its own behalf and manages investment positions on behalf of its customers. These investment positions include derivative financial instruments. The revenues and profits Fifth Third derives from managing proprietary and customer trading and investment positions are dependent on market prices. Market changes and trends may result in a decline in investment advisory revenue or investment or trading losses that may materially affect Fifth Third. Losses on behalf of its customers could expose Fifth Third to litigation, credit risks or loss of revenue from those customers. Additionally, substantial losses in Fifth Third’s trading and investment positions could lead to a loss with respect to those investments and may adversely affect cash flows and funding costs.

The removal or reduction in stimulus activities sponsored by the Federal Government and its agents may have a negative impact on Fifth Third’s results and operations.

The Federal Government has intervened in an unprecedented manner to stimulate economic growth. The expiration or rescission of any of these programs may have an adverse impact on Fifth Third’s operating results by increasing interest rates, increasing the cost of funding, and reducing the demand for loan products, including mortgage loans.

Problems encountered by financial institutions larger than or similar to Fifth Third could adversely affect financial markets generally and have indirect adverse effects on Fifth Third.

The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing or other relationships between the institutions. As a result, concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity and credit problems, losses or defaults by other institutions. This is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which Fifth Third interacts on a daily basis, and therefore could adversely affect Fifth Third.

Fifth Third’s stock price is volatile.

Fifth Third’s stock price has been volatile in the past and several factors could cause the price to fluctuate substantially in the future. These factors include:

•	actual or anticipated variations in earnings;
•	changes in analysts’ recommendations or projections;
•	Fifth Third’s announcements of developments related to its businesses;
•	operating and stock performance of other companies deemed to be peers;
•	actions by government regulators;
•	new technology used or services offered by traditional and non-traditional competitors;
•	news reports of trends, concerns and other issues related to the financial services industry;
•	natural disasters; and
•	geopolitical conditions such as acts or threats of terrorism or military conflicts.

The price for shares of Fifth Third’s common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to Fifth Third’s performance. General market price declines or market volatility in the future could adversely affect the price for shares of Fifth Third’s common stock, and the current market price of such shares may not be indicative of future market prices.

Risks relating to Fifth Third’s general business

Deteriorating credit quality, particularly in real estate loans, has adversely impacted Fifth Third and may continue to adversely impact Fifth Third.

When Fifth Third lends money or commits to lend money Fifth Third incurs credit risk or the risk of losses if borrowers do not repay their loans. The credit performance of the loan portfolios significantly affects Fifth Third’s financial results and condition. If the current economic environment were to deteriorate, more customers may have difficulty in repaying their loans or other obligations which could result in a higher level of credit losses and reserves for credit losses. Fifth Third reserves for credit losses by establishing reserves through a charge to earnings. The amount of these reserves is based on Fifth Third’s assessment of credit losses inherent in the loan portfolio (including unfunded credit commitments). The process for determining the amount of the allowance for loan and lease losses and the reserve for unfunded commitments is critical to Fifth Third’s financial results and condition. It requires difficult, subjective and complex judgments about the environment, including analysis of economic or market conditions that might impair the ability of borrowers to repay their loans.

Fifth Third might underestimate the credit losses inherent in its loan portfolio and have credit losses in excess of the amount reserved. Fifth Third might increase the reserve because of changing economic conditions, including falling home prices or higher unemployment, or other factors such as changes in borrower’s behavior. As an example, borrowers may “strategically default,” or discontinue making payments on their real estate-secured loans if the value of the real estate is less than what they owe, even if they are still financially able to make the payments.

Fifth Third believes that both the allowance for loan and lease losses and reserve for unfunded commitments are adequate to cover inherent losses at December 31, 2011; however, there is no assurance that they will be sufficient to cover future credit losses, especially if housing and employment conditions worsen. In the event of significant deterioration in economic conditions, Fifth Third may be required to build reserves in future periods, which would reduce earnings.

Fifth Third must maintain adequate sources of funding and liquidity.

Fifth Third must maintain adequate funding sources in the normal course of business to support its operations and fund outstanding liabilities, as well as meet regulatory expectations. Fifth Third primarily relies on bank deposits to be a low cost and stable source of funding for the loans Fifth Third makes and the operations of Fifth Third’s business. Core customer deposits, which include transaction deposits and other time deposits, have historically provided Fifth Third with a sizeable source of relatively stable and low-cost funds (average core deposits funded 71% of average total assets at December 31, 2011). In addition to customer deposits, sources of liquidity include investments in the securities portfolio, Fifth Third’s ability to sell or securitize loans in secondary markets and to pledge loans to access secured borrowing facilities through the Federal Home Loan Bank and the Federal Reserve Board, and Fifth Third’s ability to raise funds in domestic and international money and capital markets.

Fifth Third’s liquidity and ability to fund and run the business could be materially adversely affected by a variety of conditions and factors, including financial and credit market disruptions and volatility or a lack of market or customer confidence in financial markets in general similar to what occurred during the financial crisis in 2008 and early 2009, which may result in a loss of customer deposits or outflows of cash or collateral and/or ability to access capital markets on favorable terms.

Other conditions and factors that could materially adversely affect Fifth Third’s liquidity and funding include a lack of market or customer confidence in Fifth Third Bancorp or negative news about Fifth Third Bancorp or the financial services industry generally which also may result in a loss of deposits and/or negatively affect the ability to access the capital markets; the loss of customer deposits to alternative investments; inability to sell or securitize loans or other assets, and reductions in one or more of Fifth Third’s credit ratings. A reduced credit rating could adversely affect Fifth Third’s ability to borrow funds and raise the cost of borrowings substantially and could cause creditors and business counterparties to raise collateral requirements or take other actions that could adversely affect Fifth Third Bancorp’s ability to raise capital. Many of the above conditions and factors may be caused by events over which Fifth Third has little or no control such as what occurred during the financial crisis. While market conditions have stabilized and, in many cases, improved, there can be no assurance that significant disruption and volatility in the financial markets will not occur in the future.

Other material adverse effects could include a reduction in Fifth Third’s credit ratings resulting from a further decrease in the probability of government support for large financial institutions such as Fifth Third assumed by the ratings agencies in their current credit ratings.

If Fifth Third is unable to continue to fund assets through customer bank deposits or access capital markets on favorable terms or if Fifth Third suffers an increase in borrowing costs or otherwise fails to manage liquidity effectively, liquidity, operating margins, financial results and condition may be materially adversely affected. As Fifth Third did during the financial crisis, it may also need to raise additional capital through the issuance of stock, which could dilute the ownership of existing shareholders, or reduce or even eliminate common stock dividends to preserve capital.

Fifth Third may have more credit risk and higher credit losses to the extent loans are concentrated by location of the borrower or collateral.

Fifth Third’s credit risk and credit losses can increase if its loans are concentrated to borrowers engaged in the same or similar activities or to borrowers who as a group may be uniquely or disproportionately affected by economic or market conditions. Deterioration in economic conditions, housing conditions and real estate values in these states and generally across the country could result in materially higher credit losses.

Bankruptcy laws may be changed to allow mortgage “cram-downs,” or court-ordered modifications to mortgage loans including the reduction of principal balances.

Under current bankruptcy laws, courts cannot force a modification of mortgage and home equity loans secured by primary residences. In response to the financial crises, legislation has been proposed to allow mortgage loan “cram-downs,” which would empower courts to modify the terms of mortgage and home equity loans including a reduction in the principal amount to reflect lower underlying property values. This could result in writing down the balance of mortgage and home equity loans to reflect their lower loan values. There is also risk that home equity loans in a second lien position (i.e. behind a mortgage) could experience significantly higher losses to the extent they became unsecured as a result of a cram-down. The availability of principal reductions or other modifications to mortgage loan terms could make bankruptcy a more attractive option for troubled borrowers, leading to increased bankruptcy filings and accelerated defaults.

Fifth Third may be required to repurchase mortgage loans or reimburse investors and others as a result of breaches in contractual representations and warranties.

Fifth Third sells residential mortgage loans to various parties, including government sponsored enterprises (“GSEs”) and other financial institutions that purchase mortgage loans for investment or private label securitization. Fifth Third may be required to repurchase mortgage loans, indemnify the securitization trust, investor or insurer, or reimburse the securitization trust, investor or insurer for credit losses incurred on loans in the event of a breach of contractual representations or warranties that is not remedied within a period (usually 90 days or less) after Fifth Third receives notice of the breach. Contracts for mortgage loan sales to the GSEs include various types of specific remedies and penalties that could be applied to inadequate responses to repurchase requests. If economic conditions and the housing market do not recover or future investor repurchase demand and success at appealing repurchase requests differ from past experience, Fifth Third could continue to have increased repurchase obligations and increased loss severity on repurchases, requiring material additions to the repurchase reserve.

If Fifth Third does not adjust to rapid changes in the financial services industry, its financial performance may suffer.

Fifth Third’s ability to deliver strong financial performance and returns on investment to shareholders will depend in part on its ability to expand the scope of available financial services to meet the needs and demands of its customers. In addition to the challenge of competing against other banks in attracting and retaining customers for traditional banking services, Fifth Third’s competitors also include securities dealers, brokers, mortgage bankers, investment advisors, specialty finance and insurance companies who seek to offer one-stop financial services that may include services that banks have not been able or allowed to offer to their customers in the past or may not be currently able or allowed to offer. This increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems, as well as the accelerating pace of consolidation among financial service providers.

If Fifth Third is unable to grow its deposits, it may be subject to paying higher funding costs.

The total amount that Fifth Third pays for funding costs is dependent, in part, on Fifth Third’s ability to grow its deposits. If Fifth Third is unable to sufficiently grow its deposits, it may be subject to paying higher funding costs. Fifth Third competes with banks and other financial services companies for deposits. If competitors raise the rates they pay on deposits, Fifth Third’s funding costs may increase, either because Fifth Third raises rates to avoid losing deposits or because Fifth Third loses deposits and must rely on more expensive sources of funding. Higher funding costs reduce our net interest margin and net interest income. Fifth Third’s bank customers could take their money out of the bank and put it in alternative investments, causing Fifth Third to lose a lower cost source of funding. Checking and savings account balances and other forms of customer deposits may decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff.

Fifth Third’s ability to receive dividends from its subsidiaries accounts for most of its revenue and could affect its liquidity and ability to pay dividends.

Fifth Third Bancorp is a separate and distinct legal entity from its subsidiaries. Fifth Third Bancorp typically receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on Fifth Third Bancorp’s stock and interest and principal on its debt. Various federal and/or state laws and regulations, as well as regulatory expectations, limit the amount of dividends that Fifth Third’s banking subsidiary and certain nonbank subsidiaries may pay. Also, Fifth Third Bancorp’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors. Limitations on Fifth Third Bancorp’s ability to receive dividends from its subsidiaries could have a material adverse effect on Fifth Third’s liquidity and ability to pay dividends on stock or interest and principal on its debt.

The financial services industry is highly competitive and creates competitive pressures that could adversely affect Fifth Third’s revenue and profitability.

The financial services industry in which Fifth Third operates is highly competitive. Fifth Third competes not only with commercial banks, but also with insurance companies, mutual funds, hedge funds, and other companies offering financial services in the U.S., globally and over the internet. Fifth Third competes on the basis of several factors, including capital, access to capital, revenue generation, products, services, transaction execution, innovation, reputation and price. Over time, certain sectors of the financial services industry have become more concentrated, as institutions involved in a broad range of financial services have been acquired by or merged into other firms. These developments could result in Fifth Third’s competitors gaining greater capital and other resources, such as a broader range of products and services and geographic diversity. Fifth Third may experience pricing pressures as a result of these factors and as some of its competitors seek to increase market share by reducing prices.

Fifth Third and/or the holders of its securities could be adversely affected by unfavorable ratings from rating agencies.

Fifth Third’s ability to access the capital markets is important to its overall funding profile. This access is affected by the ratings assigned by rating agencies to Fifth Third, certain of its subsidiaries and particular classes of securities they issue. The interest rates that Fifth Third pays on its securities are also influenced by, among other things, the credit ratings that it, its subsidiaries and/or its securities receive from recognized rating agencies. A downgrade to Fifth Third or its subsidiaries’ credit rating could affect its ability to access the capital markets, increase its borrowing costs and negatively impact its profitability. A ratings downgrade to Fifth Third, its subsidiaries or their securities could also create obligations or liabilities to Fifth Third under the terms of its outstanding securities that could increase Fifth Third’s costs or otherwise have a negative effect on Fifth Third’s results of operations or financial condition. Additionally, a downgrade of the credit rating of any particular security issued by Fifth Third or its subsidiaries could negatively affect the ability of the holders of that security to sell the securities and the prices at which any such securities may be sold.

Fifth Third could suffer if it fails to attract and retain skilled personnel.

Fifth Third’s success depends, in large part, on its ability to attract and retain key individuals. Competition for qualified candidates in the activities and markets that Fifth Third serves is great and Fifth Third may not be able to hire these candidates and retain them. If Fifth Third is not able to hire or retain these key individuals, Fifth Third may be unable to execute its business strategies and may suffer adverse consequences to its business, operations and financial condition.

In June 2010, the federal banking agencies issued joint guidance on executive compensation designed to help ensure that a banking organization’s incentive compensation policies do not encourage imprudent risk taking and are consistent with the safety and soundness of the organization. In addition, the Dodd-Frank Act requires those agencies, along with the SEC, to adopt rules to require reporting of incentive compensation and to prohibit certain compensation arrangements. The federal banking agencies and SEC proposed such rules in April 2011. If Fifth Third is unable to attract and retain qualified employees, or do so at rates necessary to maintain its competitive position, or if compensation costs required to attract and retain employees become more expensive, Fifth Third’s performance, including its competitive position, could be materially adversely affected.

Fifth Third’s mortgage banking revenue can be volatile from quarter to quarter.

Fifth Third earns revenue from the fees it receives for originating mortgage loans and for servicing mortgage loans. When rates rise, the demand for mortgage loans tends to fall, reducing the revenue Fifth Third receives from loan originations. At the same time, revenue from mortgage servicing rights (“MSRs”) can increase through increases in fair value. When rates fall, mortgage originations tend to increase and the value of MSRs tends to decline, also with some offsetting revenue effect. Even though they can act as a “natural hedge,” the hedge is not perfect, either in amount or timing. For example, the negative effect on revenue from a decrease in the fair value of residential MSRs is immediate, but any offsetting revenue benefit from more originations and the MSRs relating to the new loans would accrue over time. It is also possible that, because of the recession and deteriorating housing market, even if interest rates were to fall, mortgage originations may also fall or any increase in mortgage originations may not be enough to offset the decrease in the MSRs value caused by the lower rates.

Fifth Third typically uses derivatives and other instruments to hedge its mortgage banking interest rate risk. Fifth Third generally does not hedge all of its risks, and the fact that Fifth Third attempts to hedge any of the risks does not mean Fifth Third will be successful. Hedging is a complex process, requiring sophisticated models and constant monitoring. Fifth Third may use hedging instruments tied to U.S. Treasury rates, LIBOR or Eurodollars that may not perfectly correlate with the value or income being hedged. Fifth Third could incur significant losses from its hedging activities. There may be periods where Fifth Third elects not to use derivatives and other instruments to hedge mortgage banking interest rate risk.

Changes in interest rates could also reduce the value of MSRs.

Fifth Third acquires MSRs when it keeps the servicing rights after the sale or securitization of the loans that have been originated or when it purchases the servicing rights to mortgage loans originated by other lenders. Fifth Third initially measures all residential MSRs at fair value and subsequently amortizes the MSRs in proportion to, and over the period of, estimated net servicing income. Fair value is the present value of estimated future net servicing income, calculated based on a number of variables, including assumptions about the likelihood of prepayment by borrowers. Servicing rights are assessed for impairment monthly, based on fair value, with temporary impairment recognized through a valuation allowance and permanent impairment recognized through a write-off of the servicing asset and related valuation allowance.

Changes in interest rates can affect prepayment assumptions and thus fair value. When interest rates fall, borrowers are usually more likely to prepay their mortgage loans by refinancing them at a lower rate. As the likelihood of prepayment increases, the fair value of MSRs can decrease. Each quarter Fifth Third evaluates the fair value of MSRs, and decreases in fair value below amortized cost reduce earnings in the period in which the decrease occurs.

The preparation of Fifth Third’s financial statements requires the use of estimates that may vary from actual results.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the financial statements. Two of Fifth Third’s most critical estimates are the level of the allowance for loan and lease losses and the valuation of mortgage servicing rights. Due to the uncertainty of estimates involved, Fifth Third may have to significantly increase the allowance for loan and lease losses and/or sustain credit losses that are significantly higher than the provided allowance and could recognize a significant provision for impairment of its mortgage servicing rights. If Fifth Third’s allowance for loan and lease losses is not adequate, Fifth Third’s business, financial condition, including its liquidity and capital, and results of operations could be materially adversely affected.

Fifth Third regularly reviews its litigation reserves for adequacy considering its litigation risks and probability of incurring losses related to litigation. However, Fifth Third cannot be certain that its current litigation reserves will be adequate over time to cover its losses in litigation due to higher than anticipated settlement costs, prolonged litigation, adverse judgments, or other factors that are largely outside of Fifth Third’s control. If Fifth Third’s litigation reserves are not adequate, Fifth Third’s business, financial condition, including its liquidity and capital, and results of operations could be materially adversely affected. Additionally, in the future, Fifth Third may increase its litigation reserves, which could have a material adverse effect on its capital and results of operations.

Changes in accounting standards could impact Fifth Third’s reported earnings and financial condition.

The accounting standard setters, including the FASB, the SEC and other regulatory bodies, periodically change the financial accounting and reporting standards that govern the preparation of Fifth Third’s consolidated financial statements. These changes can be hard to predict and can materially impact how Fifth Third records and reports its financial condition and results of operations. In some cases, Fifth Third could be required to apply a new or revised standard retroactively, which would result in the recasting of Fifth Third’s prior period financial statements.

Future acquisitions may dilute current shareholders’ ownership of Fifth Third and may cause Fifth Third to become more susceptible to adverse economic events.

Future business acquisitions could be material to Fifth Third and it may issue additional shares of stock to pay for those acquisitions, which would dilute current shareholders’ ownership interests. Acquisitions also could require Fifth Third to use substantial cash or other liquid assets or to incur debt. In those events, Fifth Third could become more susceptible to economic downturns and competitive pressures.

Difficulties in combining the operations of acquired entities with Fifth Third’s own operations may prevent Fifth Third from achieving the expected benefits from its acquisitions.

Inherent uncertainties exist when integrating the operations of an acquired entity. Fifth Third may not be able to fully achieve its strategic objectives and planned operating efficiencies in an acquisition. In addition, the markets and industries in which Fifth Third and its potential acquisition targets operate are highly competitive. Fifth Third may lose customers or the customers of acquired entities as a result of an acquisition. Future acquisition and integration activities may require Fifth Third to devote substantial time and resources and as a result Fifth Third may not be able to pursue other business opportunities.

After completing an acquisition, Fifth Third may find certain items are not accounted for properly in accordance with financial accounting and reporting standards. Fifth Third may also not realize the expected benefits of the acquisition due to lower financial results pertaining to the acquired entity. For example, Fifth Third could experience higher charge offs than originally anticipated related to the acquired loan portfolio.

Fifth Third may sell or consider selling one or more of its businesses. Should it determine to sell such a business, it may not be able to generate gains on sale or related increase in shareholders’ equity commensurate with desirable levels. Moreover, if Fifth Third sold such businesses, the loss of income could have an adverse effect on its earnings and future growth.

Fifth Third owns several non-strategic businesses that are not significantly synergistic with its core financial services businesses. Fifth Third has, from time to time, considered the sale of such businesses. If it were to determine to sell such businesses, Fifth Third would be subject to market forces that may make completion of a sale unsuccessful or may not be able to do so within a desirable time frame. If Fifth Third were to complete the sale of non-core businesses, it would suffer the loss of income from the sold businesses, and such loss of income could have an adverse effect on its future earnings and growth.

Fifth Third relies on its systems and certain service providers, and certain failures could materially adversely affect operations.

Fifth Third collects, processes and stores sensitive consumer data by utilizing computer systems and telecommunications networks operated by both Fifth Third and third party service providers. Fifth Third has security, backup and recovery systems in place, as well as a business continuity plan to ensure the system will not be inoperable. Fifth Third also has security to prevent unauthorized access to the system. In addition, Fifth Third requires its third party service providers to maintain similar controls. However, Fifth Third cannot be certain that the measures will be successful. A security breach in the system and loss of confidential information such as credit card numbers and related information could result in losing the customers’ confidence and thus the loss of their business as well as additional significant costs for privacy monitoring activities.

Fifth Third’s necessary dependence upon automated systems to record and process its transaction volume poses the risk that technical system flaws or employee errors, tampering or manipulation of those systems will result in losses and may be difficult to detect. Fifth Third may also be subject to disruptions of its operating systems arising from events that are beyond its control (for example, computer viruses or electrical or telecommunications outages). Fifth Third is further exposed to the risk that its third party service providers may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors as Fifth Third). These disruptions may interfere with service to Fifth Third’s customers and result in a financial loss or liability.

Fifth Third is exposed to operational and reputational risk.

Fifth Third is exposed to many types of operational risk, including reputational risk, legal and compliance risk, environmental risks from its properties, the risk of fraud or theft by employees, customers or outsiders, unauthorized transactions by employees, operating system disruptions or operational errors.

Negative public opinion can result from Fifth Third’s actual or alleged conduct in activities, such as lending practices, data security, corporate governance and acquisitions, and may damage Fifth Third’s reputation. Negative public opinion has been observed in relation to banks participating in the U.S. Treasury’s Troubled Asset Relief Program, in which Fifth Third was a participant. Additionally, actions taken by government regulators and community organizations may also damage Fifth Third’s reputation. This negative public opinion can adversely affect Fifth Third’s ability to attract and keep customers and can expose it to litigation and regulatory action.

The results of Vantiv Holding, LLC could have a negative impact on Fifth Third’s operating results and financial condition.

During the second quarter of 2009, Fifth Third sold an approximate 51% interest in its processing business, Vantiv Holding, LLC (formerly Fifth Third Processing Solutions, LLC) to Advent International. Based on Fifth Third’s current ownership share in Vantiv Holding, LLC of approximately 49%, Vantiv Holding, LLC is accounted for under the equity method and is not consolidated. Poor operating results of Vantiv Holding, LLC could negatively affect the operating results of Fifth Third. In connection with the sale, Fifth Third provided Advent International with certain put rights that are exercisable in the event of three unlikely circumstances. The exercise of the put rights would result in Vantiv Holding, LLC becoming a wholly owned subsidiary of Fifth Third. As a result, Vantiv Holding, LLC would be consolidated and would subject Fifth Third to the risks inherent in integrating a business. Additionally, such a change in the accounting treatment for Vantiv Holding, LLC may adversely impact Fifth Third’s capital. Fifth Third participates in a multi lender credit facility to Vantiv Holding, LLC and repayment of these loans is contingent on future cash flows to Vantiv Holding, LLC.

Fifth Third’s interests in Vantiv Holding, LLC may change and the potential effects of those changes are uncertain.

In November 2011, Vantiv Holding, LLC, through its affiliated entity, Vantiv, Inc., filed a registration statement with the SEC which contemplates an initial public offering of shares of Class A Common Stock (the “IPO”) of Vantiv, Inc. The IPO contemplates a corporate reorganization of Vantiv, Inc., which reorganization could substantially change Fifth Third’s interests in Vantiv Holding, LLC. The potential effects on Fifth Third may include, without limitation, changes in (i) the Vantiv Holding, LLC entities in which Fifth Third holds equity ownership, (ii) the type of equity interests owned by Fifth Third in those entities, (iii) Fifth Third’s overall ownership percentage interests in those entities, due to any sale by Fifth Third of any of its existing equity interests in Vantiv Holding, LLC or its ownership percentage is diluted through any sale of equity by Vantiv Holding, LLC in or in connection with the IPO, and (iv) Fifth Third’s voting and corporate governance rights. If Fifth Third sells any of its ownership interests in Vantiv Holding, LLC in connection with the Vantiv, Inc. IPO, the amount of such sales have not yet been determined, and the price at which such sales would be effected cannot be determined unless and until the IPO is completed. Fifth Third cannot predict whether the Vantiv, Inc. IPO will be completed and/or the final terms and conditions thereof. Accordingly, the potential impacts on Fifth Third of a Vantiv, Inc. IPO are uncertain.

Weather related events or other natural disasters may have an effect on the performance of Fifth Third’s loan portfolios, especially in its coastal markets, thereby adversely impacting its results of operations.

Fifth Third’s footprint stretches from the upper Midwestern to lower Southeastern regions of the United States. This area has experienced weather events including hurricanes and other natural disasters. The nature and level of these events and the impact of global climate change upon their frequency and severity cannot be predicted. If large scale events occur, they may significantly impact its loan portfolios by damaging properties pledged as collateral as well as impairing its borrowers’ ability to repay their loans.

Risks related to the legal and regulatory environment

As a regulated entity, Fifth Third is subject to certain capital requirements that may limit its operations and potential growth.

Fifth Third is a bank holding company and a financial holding company. As such, Fifth Third is subject to the comprehensive, consolidated supervision and regulation of the Federal Reserve Board, including risk-based and leverage capital requirements. Fifth Third must maintain certain risk-based and leverage capital ratios as required by its banking regulators and which can change depending upon general economic conditions and Fifth Third’s particular condition, risk profile and growth plans. Compliance with the capital requirements, including leverage ratios, may limit operations that require the intensive use of capital and could adversely affect Fifth Third’s ability to expand or maintain present business levels.

Fifth Third’s banking subsidiary must remain well-capitalized, well-managed and maintain at least a “Satisfactory” CRA rating for Fifth Third to retain its status as a financial holding company. Failure to meet these requirements could result in the Federal Reserve Board placing limitations or conditions on Fifth Third’s activities (and the commencement of new activities) and could ultimately result in the loss of financial holding company status. In addition, failure by Fifth Third’s banking subsidiary to meet applicable capital guidelines could subject the bank to a variety of enforcement remedies available to the federal regulatory authorities. These include limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital, and the termination of deposit insurance by the Federal Deposit Insurance Corporation.

Fifth Third’s business, financial condition and results of operations could be adversely affected by new or changed regulations and by the manner in which such regulations are applied by regulatory authorities.

Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies placing increased focus on and scrutiny of the financial services industry. The U.S. government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis, by introducing various actions and passing legislations such as the Dodd-Frank Act. Such programs and legislation subject Fifth Third and other financial institutions to restrictions, oversight and/or costs that may have an impact on the Fifth Third’s business, financial condition, results of operations or the price of its common stock.

New proposals for legislation and regulations continue to be introduced that could further substantially increase regulation of the financial services industry. Fifth Third cannot predict whether any pending or future legislation will be adopted or the substance and impact of any such new legislation on Fifth Third. Additional regulation could affect Fifth Third in a substantial way and could have an adverse effect on its business, financial condition and results of operations.

Fifth Third is subject to various regulatory requirements that limit its operations and potential growth.

Under federal and state laws and regulations pertaining to the safety and soundness of insured depository institutions and their holding companies, the Federal Reserve Board, the Consumer Financial Protection Bureau, and the Ohio Division of Financial Institutions have the authority to compel or restrict certain actions by Fifth Third and its banking subsidiary. Fifth Third and its banking subsidiary are subject to such supervisory authority and, more generally, must, in certain instances, obtain prior regulatory approval before engaging in certain activities or corporate decisions. There can be no assurance that such approvals, if required, would be forthcoming or that such approvals would be granted in a timely manner. Failure to receive any such approval, if required, could limit or impair Fifth Third’s operations, restrict its growth and/or affect its dividend policy. Such actions and activities subject to prior approval include, but are not limited to, increasing dividends paid by Fifth Third or its banking subsidiary, entering into a merger or acquisition transaction, acquiring or establishing new branches, and entering into certain new businesses.

In addition, Fifth Third, as well as other financial institutions more generally, have recently been subjected to increased scrutiny from regulatory authorities stemming from broader systemic regulatory concerns, including with respect to stress testing, capital levels, asset quality, provisioning and other prudential matters, arising as a result of the recent financial crisis and efforts to ensure that financial institutions take steps to improve their risk management and prevent future crises.

In some cases, regulatory agencies may take supervisory actions that may not be publicly disclosed, which restrict or limit a financial institution. Finally, as part of Fifth Third’s regular examination process, Fifth Third’s and its banking subsidiary’s respective regulators may advise it and its banking subsidiary to operate under various restrictions as a prudential matter. Such supervisory actions or restrictions, if and in whatever manner imposed, could have a material adverse effect on Fifth Third’s business and results of operations and may not be publicly disclosed.

Fifth Third and/or its affiliates are or may become involved from time to time in information-gathering requests, investigations and proceedings by government and self-regulatory agencies which may lead to adverse consequences.

Fifth Third and/or its affiliates are or may become involved from time to time in information-gathering requests, reviews, investigations and proceedings (both formal and informal) by government and self-regulatory agencies, including the SEC, regarding their respective businesses. Such matters may result in material adverse consequences, including without limitation, adverse judgments, settlements, fines, penalties, injunctions or other actions, amendments and/or restatements of Fifth Third’s SEC filings and/or financial statements, as applicable, and/or determinations of material weaknesses in its disclosure controls and procedures. The SEC is investigating and has made several requests for information, including by subpoena, concerning issues which Fifth Third understands relate to accounting and reporting matters involving certain of its commercial loans. This could lead to an enforcement proceeding by the SEC which, in turn, may result in one or more such material adverse consequences.

Deposit insurance premiums levied against Fifth Third may increase if the number of bank failures do not subside or the cost of resolving failed banks increases.

The FDIC maintains a Deposit Insurance Fund (“DIF”) to resolve the cost of bank failures. The DIF is funded by fees assessed on insured depository institutions including Fifth Third. The magnitude and cost of resolving an increased number of bank failures have reduced the DIF. Future deposit premiums paid by Fifth Third depend on the level of the DIF and the magnitude and cost of future bank failures. Fifth Third also may be required to pay significantly higher FDIC premiums because market developments have significantly depleted the DIF of the FDIC and reduced the ratio of reserves to insured deposits.

Legislative or regulatory compliance, changes or actions or significant litigation, could adversely impact Fifth Third or the businesses in which Fifth Third is engaged.

Fifth Third is subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of its operations and limit the businesses in which Fifth Third may engage. These laws and regulations may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. The impact of any changes to laws and regulations or other actions by regulatory agencies may negatively impact Fifth Third or its ability to increase the value of its business. Additionally, actions by regulatory agencies or significant litigation against Fifth Third could cause it to devote significant time and resources to defending itself and may lead to penalties that materially affect Fifth Third and its shareholders. Future changes in the laws, including tax laws, or regulations or their interpretations or enforcement may also be materially adverse to Fifth Third and its shareholders or may require Fifth Third to expend significant time and resources to comply with such requirements.

On July 21, 2010 the President of the United States signed into law the Dodd-Frank Act. The Dodd-Frank Act will have material implications for Fifth Third and the entire financial services industry. Among other things it will or potentially could:

•	Result in Fifth Third being subject to enhanced oversight and scrutiny as a result of being a bank holding company with $50 billion or more in consolidated assets;

•

Result in the appointment of the FDIC as receiver of Fifth Third in an orderly liquidation proceeding, if the Secretary of the U.S. Treasury, upon recommendation of two-thirds of the Federal Reserve Board and the FDIC and in consultation with the President of the United States, finds Fifth Third to be in default or danger of default;

•

Affect the levels of capital and liquidity with which Fifth Third must operate and how it plans capital and liquidity levels (including a phased-in elimination of Fifth Third’s existing trust preferred securities as Tier 1 capital);

•	Subject Fifth Third to new and/or higher fees paid to various regulatory entities, including but not limited to deposit insurance fees to the FDIC;

•	Impact Fifth Third’s ability to invest in certain types of entities or engage in certain activities;

•	Impact a number of Fifth Third’s business and risk management strategies;

•	Restrict the revenue that Fifth Third generates from certain businesses, including interchange fee revenue generated by Fifth Third’s debit and credit card businesses;

•	Subject Fifth Third to a new Consumer Financial Protection Bureau, which will have broad rule-making and enforcement authorities; and

•	Subject Fifth Third to oversight and regulation by a new and different litigation and regulatory regime.

As the Dodd-Frank Act requires that many studies be conducted and that hundreds of regulations be written in order to fully implement it, the full impact of this legislation on Fifth Third, its business strategies and financial performance cannot be known at this time, and may not be known for a number of years. However, these impacts are expected to be substantial and some of them are likely to adversely affect Fifth Third and its financial performance. The extent to which Fifth Third can adjust its strategies to offset such adverse impacts also is not known at this time.

Fifth Third and other financial institutions have been the subject of increased litigation which could result in legal liability and damage to its reputation.

Fifth Third and certain of its directors and officers have been named from time to time as defendants in various class actions and other litigation relating to Fifth Third’s business and activities. Past, present and future litigation have included or could include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. Fifth Third is also involved from time to time in other reviews, investigations and proceedings (both formal and informal) by governmental and self-regulatory agencies regarding its business. These matters also could result in adverse judgments, settlements, fines, penalties, injunctions or other relief. Like other large financial institutions and companies, Fifth Third is also subject to risk from potential employee misconduct, including non-compliance with policies and improper use or disclosure of confidential information. Substantial legal liability or significant regulatory action against Fifth Third could materially adversely affect its business, financial condition or results of operations and/or cause significant reputational harm to its business.

Fifth Third’s ability to pay or increase dividends on its common stock or to repurchase its capital stock is restricted.

Fifth Third’s ability to pay dividends or repurchase stock is subject to regulatory requirements and the need to meet regulatory expectations.

Use of proceeds

We expect to receive net proceeds from the notes offering of approximately $493,500,000, after estimated expenses and commissions. We intend to use the net proceeds of this offering for general corporate purposes.

Regulatory considerations

The Federal Reserve Board regulates, supervises and examines Fifth Third Bancorp as a financial holding company and a bank holding company under the Bank Holding Company Act. Fifth Third Bancorp’s bank subsidiary is also regulated by various other federal and state banking regulators. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies, banks and their subsidiaries and specific information relevant to Fifth Third Bancorp, please refer to Fifth Third Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and any subsequent reports it files with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, Fifth Third Bancorp’s earnings are affected by actions of the Federal Reserve Board, the Federal Deposit Insurance Corporation, which insures the deposits of its banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business. The corrective actions taken at the direction of our regulators may include, but are not limited to, requiring Fifth Third Bancorp or our bank subsidiary to enter into informal or formal enforcement orders, including memoranda of understanding, written agreements, supervisory letters, commitment letters, and consent or cease and desist orders to take corrective action and refrain from unsafe and unsound practices; removing officers and directors and assessing civil monetary penalties; and taking possession of and liquidating our bank subsidiary.

Fifth Third Bancorp’s earnings are also affected by general economic conditions, its management policies and legislative action.

In addition, there are numerous governmental requirements and regulations that affect Fifth Third Bancorp’s business activities. A change in applicable statutes, regulations or regulatory policy or significant regulatory actions or litigation may have a material effect on Fifth Third Bancorp’s business.

On July 21, 2010, President Obama signed the Dodd-Frank Act into law. The new requirements imposed by the Dodd-Frank Act include, among others: (i) heightened regulation and supervision of bank holding companies and their subsidiaries, including increased capital requirements, mandatory internal stress tests, increases in assessment fees and deposit insurance coverage, and enhanced limitations on transactions with affiliates; (ii) the “Volcker Rule,” which, among other things, and subject to certain exceptions and a transition period, restricts any banking entity from engaging in proprietary trading or sponsoring or investing in a hedge fund or private equity fund; (iii) corporate governance and executive compensation requirements; (iv) strengthened financial consumer regulation, including the establishment of the Bureau of Consumer Financial Protection, new debit card interchange fee requirements and mortgage reforms; (v) a new derivatives regulatory regime, which, among other things, will impose mandatory clearing, exchange-trading and margin requirements on many derivatives transactions; (vi) a new systemic regulation regime through the establishment of the Financial Services Oversight Council and the Office of Financial Research, which could result in heightened prudential standards on activities deemed systemically risky and additional reporting requirements; and (vii) a new orderly liquidation authority regime under which the Secretary of the Treasury is authorized, upon recommendation of two-thirds of the Federal Reserve Board and the FDIC and in consultation with the President of the United States, to appoint the FDIC as receiver of a financial company. Certain provisions are effective immediately; however, many provisions of the Dodd-Frank Act are effective at a future date or are subject to further rulemaking (at least 200 implementation rulemakings) and/or studies (at least 60 further studies or reports). As such, while we have made a preliminary assessment of the likely impact of certain of the anticipated changes, we cannot fully assess the impact of the Dodd-Frank Act until final rules are implemented.

Regulations applicable to Fifth Third Bancorp and its bank subsidiary may also change as a result of implementation in the United States of international agreements on bank capital requirements. The current risk-based capital guidelines that apply to Fifth Third Bancorp and its bank subsidiary are based upon the 1988 capital accord of the International Basel Committee on Banking Supervision, a committee of central banks and bank supervisors, as implemented by the Federal Reserve Board. In 2008, the Federal Reserve Board began to phase-in capital standards based on a second capital accord, referred to as Basel II, for large or “core” international banks (total assets of $250 billion or more or consolidated foreign exposures of $10 billion or more). Basel II emphasizes internal assessment of credit, market and operational risk, as well as supervisory assessment and market discipline in determining minimum capital requirements.

The Dodd-Frank Act requires more stringent prudential standards, including capital and liquidity requirements, for larger institutions. It addresses the quality of capital components by limiting the degree to which certain hybrid instruments can be included. The Dodd-Frank Act will phase out the inclusion of certain trust preferred securities as a component of Tier I capital beginning January 1, 2013.

In December of 2010 and revised in June of 2011, the Basel Committee on Banking Supervision issued Basel III, a global regulatory framework, to enhance the international capital standards. It imposes a stricter definition of capital, with greater reliance on common equity and sets higher minimum capital requirements. It creates a new capital measure, Tier I common equity, which proposes changes to the current calculation of the Tier I common equity ratio by Fifth Third and several other financial institutions. The U.S. banking agencies are in the process of developing rules to implement the new capital standards as part of the Collins Amendment within the Dodd-Frank Act. Management believes that Fifth Third’s capital levels will continue to exceed U.S. “well-capitalized” standards, including the adoption of U.S. rules that incorporate changes under Basel III, to the extent applicable.

The Dodd-Frank Act instructs the Federal Reserve Board to impose enhanced capital and risk-management standards on large financial firms and mandates the Federal Reserve Board to conduct annual stress tests on all bank holding companies with $50 billion or more in assets to determine whether they have the capital needed to absorb losses in baseline, adverse, and severely adverse economic conditions. In November 2011, the Federal Reserve Board adopted final rules requiring bank holding companies with $50 billion or more in consolidated assets to submit capital plans to the Federal Reserve Board on an annual basis. Under the final rules, the Federal Reserve Board annually will evaluate an institutions capital adequacy, internal capital adequacy, assessment processes and plans to make capital distributions such as dividend payments and stock repurchases.

The Federal Reserve Board provided final rules of the 2012 CCAR on November 22, 2011. The CCAR requires the 19 largest Bank Holding Companies submit a capital plan to the Federal Reserve Board by January 9, 2012. The mandatory elements of the capital plan are an assessment of the expected use and sources of capital over the planning horizon, a description of all planned capital actions over the planning horizon, a discussion of any expected changes to Fifth Third’s business plan that are likely to have a material impact on its capital adequacy or liquidity, a detailed description of Fifth Third’s process for assessing capital adequacy and Fifth Third’s capital policy.

The Federal Reserve Board’s review of the capital plan will assess the comprehensiveness of the capital plan, the reasonableness of the assumptions and the analysis underlying the capital plan and a review of the robustness of the capital adequacy process, the capital policy and Fifth Third’s ability to maintain capital above the minimum regulatory capital ratio and above a tier 1 common ratio of 5 percent on a pro forma basis under expected and stressful conditions throughout the planning horizon. Following the Federal Reserve Board’s assessment of the capital plan, it will either object or provide a notice of non-objection to the submitted capital plan by March 15, 2012.

In December 2011, the Federal Reserve Board issued proposed rules to strengthen regulation and supervision of large bank holding companies and systemically important nonbank financial firms. The proposed rules would generally apply to all US bank holding companies with consolidated assets of $50 billion or more, such as Fifth Third, and any nonbank financial firms that may be designated by the FSOC as systemically important companies. The proposal, which is mandated by the Dodd-Frank Act, includes a wide range of measures addressing such issues as capital, liquidity, credit exposure, stress testing, risk management and early remediation requirements. In particular, the proposal includes proposed risk-based capital and leverage requirements that would be implemented in two phases, the first phase would be subject to the Federal Reserve Board’s capital plan rule issued in November 2011. The second phase would involve the Federal Reserve Board issuing a proposal to implement a risk-based capital surcharge based on the framework and methodology developed by the Basel Committee on Banking Supervision, the current version referred to as “Basel III.”

Depository institutions, like Fifth Third Bancorp’s bank subsidiary, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. Fifth Third Bancorp also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Fifth Third Bancorp’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

Consolidated ratios of earnings to fixed charges

The following table provides our consolidated ratios of earnings to fixed charges:

	For the years ended December 31
	2011	2010	2009	2008	2007

Consolidated ratios of earnings to fixed charges
Excluding interest on deposits	6.45x	3.94x	2.97x	N/A1	2.48x
Including interest on deposits	3.66x	2.03x	1.57x	N/A1	1.51x

For purposes of computing the consolidated ratios to earnings of fixed charges:

•	earnings represent income from continuing operations before income taxes plus fixed charges;

•

fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and one third of rent expense (the proportion deemed representative of the interest factor of rent expense), net of income from subleases; and

•

fixed charges, including interest on deposits, include all interest expense and one third of rent expense (the proportion deemed representative of the interest factor of rent expense), net of income from subleases.

[1]	Earnings were inadequate to cover fixed charges by $2.7 billion.

Capitalization

The following table sets forth our consolidated capitalization as of December 31, 2011:

•	On an actual basis; and

•

As adjusted to give effect to the sale of approximately $500,000,000 aggregate principal amount of notes pursuant to this offering, for net proceeds of approximately $493,500,000 after deducting underwriting commissions and related expenses (subject to market and other conditions).

This information should be read together with our consolidated financial statements and other financial information set forth in our Annual Report on Form 10-K for the year ended December 31, 2011, and incorporated by reference in this prospectus supplement and the accompanying prospectus.

(Unaudited, $ in millions, except share data)	As of December 31, 2011
	Actual	As adjusted(a)

Cash and due from banks	2,663	3,157
Long-term debt	9,682	10,179

Shareholders’ Equity:
Common stock(b)	2,051	2,051
Preferred stock(c)	398	398
Capital surplus	2,792	2,792
Retained earnings	7,554	7,554
Accumulated other comprehensive income	470	470
Treasury stock	(64)	(64)

Total Bancorp’s Shareholders’ Equity	13,201	13,201

Total Long-term Debt and Shareholders’ Equity	22,883	23,380

(a)	Assumes the sale of $500,000,000 aggregate principal amount of senior notes issued at a price of 99.306% with .61% costs for net proceeds of $493,500,000.
(b)	Stated value $2.22 per share; authorized 2,000,000,000; outstanding at December 31, 2011 – 919,804,436 (excludes 4,088,145 treasury shares).
(c)	317,680 shares of undesignated no par value preferred stock are authorized of which none had been issued; 8.5% non-cumulative Series G convertible (into 2,159.8272 common shares) perpetual preferred stock with a $25,000 liquidation preference: 46,000 authorized, 16,450 issued and outstanding at December 31, 2011.

Description of the notes

The following is a brief description of certain terms of the notes and the indenture. It does not purport to be complete in all respects. This description is subject to and is qualified in its entirety by reference to the indenture, which has been incorporated by reference into the registration statement to which this prospectus supplement relates.

General

Fifth Third Bancorp will issue the 3.500% Senior Notes due 2022 (the “notes”) under its senior indenture dated April 30, 2008, as supplemented by the second supplemental indenture dated as of March 7, 2012, between Fifth Third Bancorp and Wilmington Trust Company, as trustee. We refer to the senior indenture as supplemented by the second supplemental indenture as the “indenture”.

The notes will be unsecured, senior obligations of Fifth Third Bancorp.

There is no sinking fund for the notes. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system.

Payment of principal and interest

Payment of the full principal amount of the notes will be due on March 15, 2022.

The notes will bear interest at the rate of 3.500% per annum. Interest on the notes will begin to accrue on March 7, 2012. Fifth Third Bancorp will pay interest on the notes on March 15 and September 15 of each year, beginning September 15, 2012. Interest will be paid to the person in whose name such note is registered at the close of business on every March 1 and September 1 (whether or not a business day) preceding the related interest payment date. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date, redemption date or the maturity date of the notes falls on a day which is not a business day, the related payment of principal of or interest on the notes will be made on the next day which is a business day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be. A “business day” means any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in the City of New York.

Optional redemption

The notes may not be redeemed prior to the date that is 30 days prior to the maturity date for the notes, and the notes are not subject to repayment at the option of the holders at any time prior to maturity.

The notes will be redeemable, in whole or in part, at our option on or after the date that is 30 days prior to the maturity date for the notes at a redemption price for the notes to be redeemed equal to 100% of the principal amount of such notes, plus accrued interest to the redemption date. The principal amount of any note remaining outstanding after redemption in part shall be $2,000 and any integral multiple of $1,000 in excess thereof.

Holders of notes to be redeemed will receive notice thereof by first class mail at least 30 days and not more than 60 days before the date fixed for redemption. If fewer than all of the notes are to be redeemed, the trustee will select the particular notes or portions thereof for redemption from the outstanding notes by such method as the trustee deems fair and appropriate.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption unless we default in the payment of the redemption price and accrued interest.

Events of default; waivers

An “event of default” under the indenture includes:

•	default in any principal payment of any note at maturity;

•	default for 30 days of any interest payment of any note;

•

failure by Fifth Third Bancorp for 60 days in performing any other covenant or warranty in the indenture (other than a covenant or warranty solely for the benefit of a series of subordinated debt securities) after:

—	Fifth Third Bancorp is given written notice by the trustee, or

—	the holders of at least 25% in aggregate principal amount of the outstanding notes give written notice to Fifth Third Bancorp and the trustee;

•

default under any bond, debenture, note or other evidence of indebtedness for money borrowed by Fifth Third Bancorp or our principal subsidiary bank (as defined under “Description of the notes—Restriction on disposition of voting stock of certain subsidiaries”) having an aggregate principal amount outstanding in excess of $25,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Fifth Third Bancorp or our principal subsidiary bank having an aggregate principal amount outstanding of in excess of $25,000,000, whether such indebtedness now exists or shall hereafter be created, which default:

—	is caused by a failure to pay principal of such indebtedness prior to the expiration of any applicable grace period applicable thereto without such indebtedness having been discharged within 60 days of notice to the Company of the default; or

—	results in the acceleration of such indebtedness prior to its maturity without such indebtedness having been discharged or such acceleration having been rescinded or annulled within 60 days of notice to the Company of the default; or

•	bankruptcy of Fifth Third Bancorp or receivership of our principal subsidiary bank.

If an event of default under the indenture other than an event of default resulting from the bankruptcy of Fifth Third Bancorp or receivership of our principal subsidiary bank, occurs and continues with respect to the notes, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of the notes may declare the principal amount of that series to be due and payable immediately. Subject to certain conditions, this declaration may be annulled by the holders of a majority in principal amount of the outstanding notes.

If an event of default occurs as a result of the bankruptcy of Fifth Third Bancorp or the receivership of its principal subsidiary bank, the principal amount of the notes shall become immediately due and payable automatically, and without any declaration or other action on the part of the trustee or any holder.

If an event of default occurs under the indenture by failure to pay any principal payment at maturity or any interest payment for a period of 30 days, the trustee may demand payment of amounts then due and payable on the notes. Furthermore, if any event of default occurs under the indenture, the trustee may, in its discretion, proceed to enforce its rights and the rights of the holders of the notes, including enforcement of any covenant.

In addition, the holders of a majority in principal amount of the outstanding notes may waive any past default with respect to the notes, except for a default:

•	in any principal, premium or interest payment; or

•	in respect of a covenant which cannot be amended or modified without the consent of the holder of each outstanding note.

Any annulment or waiver so effected will be binding on all holders of the notes.

In the event of the bankruptcy, insolvency or reorganization of Fifth Third Bancorp, the claims of holders of the notes would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

The indenture contains a provision entitling the trustee, acting under the required standard of care, to be indemnified by the holders of any outstanding notes before proceeding to exercise any right or power under the indenture at the holders’ request. The holders of a majority in principal amount of outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the notes. The trustee, however, may decline to act if that direction is contrary to law or the indenture and may take any other action it deems proper and not inconsistent with the holders’ direction.

No holder will have the right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request to the trustee to institute a proceeding, and those holders have offered the trustee reasonable indemnity;

•	the trustee has failed to institute the proceeding within 60 days after the notice, request and offer to the trustee of reasonable indemnity; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding notes.

These limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal of or any premium of interest on the note on or after the maturity date.

Modification and waiver

We may modify or amend the indenture with the consent of the trustee, in some cases without obtaining the consent of holders, including, but not limited to modifications and amendments to cure any ambiguity, to correct or supplement any provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of securities of any series issued under the indenture (including the notes) are not adversely affected in any material respect. Certain modifications and amendments also require the consent of the holders of at least a majority in aggregate principal amount of the outstanding securities of each series issued under that indenture that would be affected by the modification or amendment. Further, without the consent of the holder of each outstanding debt security issued under an indenture that would be affected, Fifth Third Bancorp may not amend or modify an indenture to do any of the following:

•	change the stated maturity of the principal, or any installment of principal or interest, on any outstanding debt security;

•

reduce any principal amount, premium or interest, on any outstanding debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity of that security;

•	change the place of payment where, or the currency or currency unit in which, any principal, premium or interest on any outstanding debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or after its stated maturity or, in the case of redemption, on or after the redemption date;

•	reduce the above-stated percentage of outstanding debt securities necessary to modify or amend the applicable indenture; or

•

modify the above requirements or reduce the percentage of aggregate principal amount of outstanding debt securities of any series required to be held by holders seeking to waive compliance with certain provisions of the relevant indenture or seeking to waive certain defaults.

The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under that indenture or are present at a meeting of holders of outstanding debt securities for quorum purposes:

•

the principal amount of an original issue discount security that is deemed to be outstanding will be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of its maturity; and

•

the principal amount of outstanding debt securities denominated in a foreign currency or currency unit will be the U.S. dollar equivalent, determined on the date of its original issuance, of the principal amount of that outstanding debt security or, in the case of an original issue discount security, the U.S. dollar equivalent, determined on the date of original issuance of such outstanding debt security, of the amount determined as provided in the bullet point above.

Consolidation, merger and sale of assets

The indenture provides that we may not consolidate with or merge into another corporation or convey, transfer or lease our properties and assets substantially as an entirety to another person or permit another person to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us unless:

•

the entity formed by the consolidation or into which Fifth Third Bancorp merges, or to which it conveys, transfers or leases its properties and assets, (1) is a corporation, partnership or trust organized and existing under the laws of the United States, any state of the United States or the District of Columbia and (2) expressly assumes by supplemental indenture the payment of any principal, premium or interest on the debt securities, and the performance of any other covenants under the indenture;

•

immediately after giving effect to the transaction, no event of default, as applicable, and no event which, after notice or lapse of time or both, would become an event of default, as applicable, will have occurred and be continuing under the indenture;

•

if as a result of each consolidation, merger, conveyance, transfer or lease of properties and assets, properties or assets of Fifth Third Bancorp would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted under the indenture, we (or our successor entity) take such steps as shall be necessary to secure the notes equally and ratably with all indebtedness secured thereby; and

•

Fifth Third Bancorp delivers to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer of our properties and assets complies with the indenture and that all conditions precedent to such consolidation, merger or transfer of properties and assets have been complied with.

Restriction on disposition of voting stock of certain subsidiary

Under the indenture, we have agreed not to sell, assign, pledge, transfer or otherwise dispose of any shares of capital stock of our principal subsidiary bank or any securities convertible into or rights to subscribe to such capital stock unless after giving effect to such transaction we would own, directly or indirectly, at least 80% of the outstanding shares of capital stock of each class of capital stock of such principal subsidiary bank. We additionally agreed not to pay any dividend or distribution in capital stock of our principal subsidiary bank unless such principal subsidiary bank unconditionally guarantees payment of principal and interest on the notes.

The indenture defines a principal subsidiary bank as any subsidiary bank, the consolidated assets of which constitute 50% or more of our consolidated assets.

Notwithstanding the foregoing, this covenant does not prohibit:

•	any dispositions made by us or any subsidiary (a) acting in a fiduciary capacity for any person other than us or any subsidiary or (b) to us or any of our wholly-owned subsidiaries; or

•	the merger or consolidation of a principal subsidiary bank with and into another principal subsidiary bank.

This covenant also does not prohibit sales, assignments, pledges, transfers or other dispositions of voting stock of a principal subsidiary bank where:

•	the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director;

•

the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us, directly or indirectly, of any other corporation or entity;

•

the sale, assignment, pledge, transfer or other disposition of voting stock or any other securities convertible into or rights to subscribe to voting stock of a principal subsidiary bank as long as (a) such transaction is made for fair market value as determined by our board of directors or the board of directors of the subsidiary disposing of such voting stock or securities and (b) after giving effect to such transaction and to any potential dilution, we and our directly or indirectly wholly-owned subsidiaries will own, directly or indirectly, at least 80% of the voting stock of such principal subsidiary bank;

•

a principal subsidiary bank sells additional shares of its voting stock to shareholders at any price, so long as immediately after such sale we will own, directly or indirectly, at least as great a percentage of the voting stock of such principal subsidiary bank as we owned prior to the sale of such additional shares; or

•	a pledge is made or a lien is created to secure loans or other extensions of credit by a principal subsidiary bank subject to Section 23A of the Federal Reserve Act.

Defeasance and discharge

Fifth Third Bancorp may terminate some or all of its obligations with respect to the notes (this procedure is often referred to as “defeasance”) by depositing with the trustee as trust funds money or U.S. government obligations sufficient to pay the principal of and interest on, the notes as they come due.

Defeasance is permitted only if, among other things, Fifth Third Bancorp delivers to the trustee:

•	an opinion of counsel substantially in the form described in the indenture to the effect that the holders of the notes will have no U.S. federal income tax consequences as a result; and

•	if the notes are then listed on any securities exchange, an Officer’s Certificate to the effect that the debt securities of that series will not be delisted as a result.

This termination will not relieve Fifth Third Bancorp of its obligation to pay when due the principal of, premium, if any, and interest on the notes if the notes are not paid from the money or U.S. government obligations held by the trustee for the purpose of making these payments.

Title

Fifth Third Bancorp, the trustees and any of their agents may treat the registered owner of any note as the absolute owner of that security, whether or not the note is overdue and despite any notice to the contrary, for any purpose.

Governing law

The indenture and notes will be governed by, and construed in accordance with, the laws of the State of New York.

Issuance of additional notes

Fifth Third Bancorp may, from time to time, without notice to or consent of the existing holders of the notes, issue additional notes of the same series under the indenture having the same terms as the notes in all respects, except for the issue date, the issue price and the initial interest payment date; provided that such additional notes are fungible for U.S. federal income tax purposes with the notes offered hereby.

The trustee

Wilmington Trust Company will act as trustee for the notes. The trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the trustee is under no obligation to exercise any of the powers under the Indenture at the request, order or direction of any holders of notes unless offered reasonable indemnification.

Miscellaneous

We or our affiliates may from time to time purchase any of the notes that are then outstanding by tender, in the open market or by private agreement.

Book-entry, delivery and form

Book-entry system

The notes will be issued in fully registered form in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). One or more fully registered certificates will be issued as global notes in the aggregate principal amount of the notes. Such global notes will be deposited with or on behalf of DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

So long as DTC, or its nominee, is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture. Except as set forth in the accompanying prospectus, owners of beneficial interests in a global note will not be entitled to have the notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

Owners of beneficial interests in a global note may elect to hold their interests in such global note either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”), if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

As long as the notes of each series are represented by the global notes, we will pay principal of and interest on those notes to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and each person owning a beneficial interest will have to rely on the procedures of the depositary and its participants.

We have been advised by DTC, Clearstream and Euroclear, respectively, as follows:

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of

Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;
•	withdrawal of securities and cash from Euroclear; and
•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Settlement

Investors in the notes will be required to make their initial payment for the notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for such clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Participant customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that Fifth Third Bancorp believes to be reliable (including DTC, Clearstream and Euroclear), but Fifth Third Bancorp takes no responsibility for the accuracy thereof.

Neither Fifth Third Bancorp, the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the notes or payments to, or the providing of notice to participants or beneficial owners.

Material U.S. federal income tax consequences

to non-U.S. holders of notes

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by a non-U.S. holder (as defined below) that holds the notes as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended, (the “Code”), effective U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances, or to holders subject to special treatment under U.S. federal income tax laws, such as:

•	certain financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	brokers or dealers in securities or foreign currencies;

•	foreign governments or agencies;

•	persons holding notes as part of a hedge, straddle or other integrated transaction for U.S. federal income tax purposes, or persons entering into a constructive sale with respect to the notes; or

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local or foreign tax laws.

This summary is not intended to constitute a complete description of all tax consequences for non-U.S. holders relating to the purchase, ownership and disposition of the notes. You are urged to consult your tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the notes in your specific circumstances.

For purposes of this summary, a “non-U.S. holder” means a beneficial owner of the notes (other than a partnership) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more United States person (as defined in the Code) have the authority to control all substantial decisions of that trust, or (2) the trust has made an election under the applicable U.S. Treasury regulations to be treated as a United States person.

“Non-U.S. holder” does not include a holder who is a non-resident alien individual present in the United States for 183 days or more in the taxable year of disposition of a note. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange, redemption or other disposition of a note.

Payments on the notes

Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by Fifth Third Bancorp or any paying agent to any non-U.S. holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest:

•

the non-U.S. holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Fifth Third entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to Fifth Third through stock ownership; and

•

the beneficial owner of that note certifies on an IRS Form W-8BEN (or other applicable IRS Form W-8), under penalties of perjury, that it is not a United States person (as defined in the Code) and Fifth Third does not have actual knowledge or reason to know that the beneficial owner is a United States person.

If a non-U.S. holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States), the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income basis except that the holder will generally be required to provide to Fifth Third a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, exchange, redemption or other disposition of the notes

Subject to the discussion below concerning backup withholding, a non-U.S. holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption or other disposition of such note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States.

If a non-U.S. holder of a note is engaged in a trade or business in the United States, and if gain realized by the non-U.S. holder on a sale, exchange, redemption or other disposition of a note is effectively connected with the conduct of this trade or business, the non-U.S. holder will generally be taxed in the same manner as United States citizens, resident aliens, and domestic United States corporations on a net income basis, subject to an applicable income tax treaty providing otherwise. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes. Unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the non-U.S. holder may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

Underwriting

Fifth Third Bancorp and the underwriters for the offering (the “underwriters”) named below for whom Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal amount of 3.5% Senior Notes due 2022

Deutsche Bank Securities Inc.	$135,000,000
J.P. Morgan Securities LLC	$135,000,000
Morgan Stanley & Co. LLC	$135,000,000
Fifth Third Securities, Inc.	$55,000,000
Credit Suisse Securities (USA) LLC	$25,000,000
Jefferies & Company, Inc.	$5,000,000
RBC Capital Markets, LLC	$5,000,000
RBS Securities Inc.	$5,000,000

Total	$500,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions.

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to .30% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to ..125% of the principal amount of notes. If all the notes are not sold at the initial offering price, the representatives may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes: The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us

Per Note	0.450%
Total	$2,250,000

The notes are new issues of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make markets in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

In connection with the offering of the notes, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering of the notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering of the notes is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Selling restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require Fifth Third or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of Notes to the public in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to Fifth Third; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We estimate that our share of the total expenses of the offering of the notes, excluding underwriting discounts and commissions, will be approximately $780,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

Conflicts of Interest

Fifth Third Securities, Inc. is an affiliate of ours. Rule 5121 of the Conduct Rules of FINRA imposes certain requirements on a FINRA member participating in the public offering of securities of an issuer that controls, is controlled by, or is under common control with, the FINRA member. Fifth Third Securities, Inc. has advised us that it will not sell any of our notes to a discretionary account unless it has received specific written approval from the account in accordance with Rule 5121.

Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to Fifth Third and/or its affiliates, for which they have in the past received, and may in the future receive, customary fees and expenses.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or for the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Validity of the notes

The validity of the notes will be passed upon for us by James R. Hubbard, Esq., Senior Vice President and Chief Legal Officer, and by Graydon Head & Ritchey LLP, Cincinnati, Ohio. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

Mr. Hubbard and Graydon Head & Ritchey LLP will rely as to all matters of New York law upon the opinion of Davis Polk & Wardwell LLP. Davis Polk & Wardwell LLP will rely as to all matters of Ohio law upon the opinions of Mr. Hubbard and Graydon Head & Ritchey LLP. Mr. Hubbard owns shares of Fifth Third’s common stock and holds options and other convertible securities to purchase additional shares of Fifth Third’s common stock.

Experts

The consolidated financial statements incorporated in this prospectus supplement by reference from Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011 and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Fifth Third Bancorp

Common Stock

Preferred Stock

Depositary Shares

Warrants

Senior Debt Securities

Subordinated Debt Securities

Junior Subordinated Debt Securities

Guarantees

Stock Purchase Contracts

Units

Fifth Third Capital Trust VIII

Fifth Third Capital Trust IX

Fifth Third Capital Trust X

Fifth Third Capital Trust XI

Fifth Third Capital Trust XII

Trust Preferred Securities

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. Our common stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “FITB.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents or directly to purchasers on a continued or delayed basis.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Our principal executive offices are located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, and our telephone number at that address is 800-972-3030.

These securities will be our equity securities or unsecured obligations, will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 25, 2010

Unless the context requires otherwise, references to (1) “we,” “us,” “our” or similar terms are to Fifth Third Bancorp and its subsidiaries, and (2) the “Trusts” is Fifth Third Capital Trust VIII, Fifth Third Capital Trust IX, Fifth Third Capital Trust X, Fifth Third Capital Trust XI and Fifth Third Capital Trust XII, statutory Delaware trusts and the issuers of the trust preferred securities.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we and the Trusts filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, junior subordinated debt securities, subordinated debt securities, senior debt securities, warrants, stock purchase contracts, units, preferred stock, depositary shares representing interests in preferred stock, and common stock in one or more offerings. The Trusts may sell trust preferred securities representing undivided beneficial interests in the Trusts, which may be guaranteed by Fifth Third Bancorp, to the public.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” into this prospectus and the applicable prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the applicable prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus, the applicable prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in this prospectus and the applicable prospectus supplement and information incorporated by reference into this prospectus and the applicable prospectus supplement, you should rely on the information that was filed later.

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Current Reports on Form 8-K filed on January 19, 2010 and February 12, 2010; and

•	Proxy Statement on Schedule 14A dated March 10, 2010.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Paul L. Reynolds

Executive Vice President, Secretary and Chief Administrative Officer

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

MD10AT76

Cincinnati, OH 45263

(800) 972-3030

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus in public offerings to or through underwriters, to be designated at various times, or directly to other purchasers or through agents. At-the-market offerings, if any, will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of the securities. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Securities other than common stock will be new issues of securities with no established trading market. It has not presently been established whether the underwriters, if any, of these securities will make a market in these securities. If a market in these securities is made by those underwriters, this market making may be discontinued at any time without notice. These securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of the trading market for these securities.

In facilitating the sale of securities, underwriters may receive compensation from us and/or the applicable Trust or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be considered underwriters, and any discounts or commissions received by them from us and/or the applicable Trust and any profit on the resale of securities by them may be considered underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). Any such underwriter or agent will be identified, and any such compensation received from us and/or the applicable Trust will be described, in the prospectus supplement relating to those securities.

Unless otherwise indicated in the applicable prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of securities will be obligated to purchase all of its securities if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any such agent involved in the offer and sale of the securities in respect of which this prospectus is being delivered will be acting on a best efforts basis for the period of its appointment.

In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us and/or the applicable Trust in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.

Under agreements which we and the applicable Trust may enter into, underwriters, agents and their controlling persons who participate in the distribution of securities may be entitled to indemnification by us and the applicable Trust against certain liabilities, including liabilities under the Securities Act.

If so noted in the applicable prospectus supplement relating to any securities, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase any securities from us and/or the applicable Trust under contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. We must approve such institutions in all cases. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of any securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

If we and/or the applicable Trust offer and sell securities directly to a purchaser or purchasers in respect of which this prospectus is delivered, purchasers involved in the reoffer or resale of such securities, if these purchasers may be considered underwriters as that term is defined in the Securities Act, will be named and the terms of their reoffers or resales will be described in the applicable prospectus supplement. These purchasers may then reoffer and resell such securities to the public or otherwise at varying prices to be determined by such purchasers at the time of resale or as otherwise described in the applicable prospectus supplement. Purchasers of securities directly from us may be entitled under agreements that they may enter into with us and/or the applicable Trust to indemnification by us and/or the applicable Trust against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of their business or otherwise.

We and/or the applicable Trust may use this prospectus in connection with offers and sales of the securities in remarketing transactions and other resales. In a remarketing transaction, we and/or the applicable Trust may resell a security acquired from other holders, after the original offering and a sale of the security. Resales may occur in the open market or may be privately negotiated, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with a remarketing transaction, one or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us and/or the applicable Trust. These remarketing firms will offer or sell the securities pursuant to the terms of its agreement, if any, with us and/or the applicable Trust and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled to indemnification by us and/or the applicable Trust under agreements that may be entered into with us or the trusts against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of their business or otherwise.

Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, us or any of the trustees, depositaries, warrant agents, transfer agents or registrars for securities sold using this prospectus in the ordinary course of business.

Fifth Third Securities, Inc. is a member of the Financial Industry Regulatory Authority (“FINRA”) and is an affiliate of ours for purposes of the FINRA Conduct Rules. In the event Fifth Third Securities, Inc. acts as an underwriter in connection with the offering of any securities under this prospectus and the related registration statement, such offering will be conducted in accordance with the applicable sections of Rule 2720 of the FINRA Conduct Rules or, in the case of the trust preferred securities of the Trusts, Rule 2810 of the FINRA Conduct Rules. Pursuant to such rules, no FINRA member participating in any such offering will be permitted to execute a transaction in the securities in a discretionary account without the prior specific written approval of such member’s customer.

The maximum underwriting compensation for any offering under the registration statement to which this prospectus relates may not exceed 8% of the offering proceeds.

VALIDITY OF SECURITIES

Unless stated otherwise in the applicable prospectus supplement, the validity of the securities will be passed upon for us by H. Samuel Lind, Vice President and Counsel of Fifth Third Bancorp, and by Graydon Head & Ritchey LLP, Cincinnati, Ohio. Certain legal matters will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon for the Trusts and us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Mr. Lind and Graydon Head & Ritchey LLP will rely as to all matters of New York law upon the opinion of Sullivan & Cromwell LLP. Sullivan & Cromwell LLP will rely as to all matters as to Ohio law upon the opinions of Mr. Lind and Graydon Head & Ritchey LLP. Mr. Lind owns shares of our common stock and holds options and other convertible securities to acquire additional shares of our common stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Fifth Third Bancorp’s Annual Report on Form 10-K, and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.